Exhibit 5.1

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May 8, 2007

Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, CO  80127

Re:                             Ascent Solar Technologies, Inc. - Registration Statement on Form S-8, filed May 9, 2007, covering 1,000,000 shares of common stock reserved under the Amended and Restated 2005 Stock Option Plan

Gentlemen:

We are acting as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-8 (the “Registration Statement”).  The Registration Statement covers 1,000,000 shares of the Company’s common stock, $0.0001 par value (the “Plan Shares”), that may be issued by the Company upon exercise of options (“Options”) granted under the Company’s Amended and Restated 2005 Stock Option Plan (the “Plan”), and up to 735,000 shares of the Company’s common stock, $0.0001 par value, that may be offered and sold by certain selling stockholders pursuant to the reoffer prospectus therein.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.  In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Plan Shares, there will not have occurred any change in law affecting the validity or enforceability of the Plan or the Options granted thereunder.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and sold by the Company against payment therefor pursuant to the terms of the Options, the Plan Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the corporation law of the State of Delaware, including the statutory provisions, and reported judicial decisions interpreting those laws.

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP